EXHIBIT 2
     to Schedule 13D



                           TENDER AND VOTING AGREEMENT

     THIS TENDER AND VOTING AGREEMENT (this "Agreement") dated May 29, 2007, is entered into between Genzyme Corporation, a Massachusetts corporation ("Parent"), Wichita Bio Corporation, a Delaware corporation and direct or indirect wholly owned subsidiary of Parent ("Sub"), and Perseus-Soros BioPharmaceutical Fund, LP ("Shareholder"), with respect to (i) the shares of common stock, par value $0.001 per share (the "Company Common Stock"), of Bioenvision, Inc. a Delaware corporation (the "Company"), (ii) the shares of the Company's Series A Convertible Participating Preferred Stock, $0.001 par value per share (the "Company Convertible Preferred Stock"), (iii) all securities exchangeable, exercisable or convertible into Company Common Stock or Company Convertible Preferred Stock, and (iv) any securities issued or exchanged with respect to such shares of Company Common Stock or Company Convertible Preferred Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company's capital structure, in each case whether now owned or hereafter acquired by the Shareholder (collectively, the "Securities").

                              W I T N E S S E T H:

     WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, other than to lower the price to be paid in the Offer or Merger, the "Merger Agreement") pursuant to which Sub has agreed to make a cash tender offer described therein and thereafter merge with and into the Company (the "Merger") with the result that the Company becomes a wholly owned subsidiary of Parent;

     WHEREAS, as of the date hereof, Shareholder beneficially owns and has the power to dispose of the Securities set forth on Schedule I hereto and has the power to vote the shares of Company Common Stock or Company Convertible Preferred Stock set forth thereon;

     WHEREAS, Parent and Sub desire to enter into this Agreement in connection with their efforts to consummate the acquisition of the Company; and

     WHEREAS, capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement.

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

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     1.    CERTAIN COVENANTS.

           1.1 LOCK-UP. Subject to Section 1.5, except as contemplated by the Merger Agreement, Shareholder hereby covenants and agrees that between the date hereof and the Termination Date, Shareholder will not (a) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote in any manner any of the Securities, or agree to do any of the foregoing, or (b) take any action which would have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement. Notwithstanding the foregoing, in connection with any transfer not involving or relating to any Acquisition Proposal (as defined in the Merger Agreement), Shareholder may transfer any or all of the Securities as follows: (i) in the case of a Shareholder that is an entity, to any subsidiary, partner or member of Shareholder, and (ii) in the case of an individual Shareholder, to Shareholder's spouse, ancestors, descendants or any trust for any of their benefits or to a charitable trust; PROVIDED, HOWEVER, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person to which any of such Securities or any interest in any of such Securities is or may be transferred (a) shall have executed and delivered to Parent and Sub a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (b) shall have agreed in writing with Parent and Sub to hold such Securities or interest in such Securities subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

           1.2 NO SOLICITATION. Between the date hereof and the Termination Date, except as otherwise permitted by Section 5.2 of the Merger Agreement, neither the Shareholder nor any director, officer, agent, representative, employee, affiliate or associate (collectively, "Representatives") of Shareholder shall, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or of any other sale, transfer, pledge or other disposition or conversion of any of the Securities or of any of the other debt or equity securities of the Company, or (b) participate in or knowingly encourage any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, enter into any agreement with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities or of any of the other debt or equity securities of the Company, in any case, from, to or with any person other than Parent or Sub. Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any such other parties conducted heretofore with respect to any of the foregoing. Shareholder will notify Parent immediately if any party contacts the Shareholder following the date hereof (other than Parent and Sub) concerning any Acquisition Proposal or any other sale, transfer, pledge or other disposition or conversion of any of the Securities or of any of the other debt or equity securities of the Company.

           1.3 CERTAIN EVENTS. This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person to which legal or beneficial ownership of any or all of the Securities passes, whether by operation of Law or otherwise, including without limitation, the
Stockholder's successors or assigns. This Agreement and the obligations hereunder will also attach to any additional shares of Company Common Stock or

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

other Securities of the Company issued to or acquired by the Stockholder.

           1.4    GRANT OF PROXY; VOTING AGREEMENT.

                  (a) The Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Securities and hereby irrevocably appoints Parent as proxy for Shareholder to vote the Securities for Shareholder and in Shareholder's name, place and stead, at any annual, special or other meeting or action of the shareholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the shareholders of the Company, in lieu of a meeting or otherwise, whether before or after the closing of the Offer (as defined in the Merger Agreement), for the adoption and approval of the Merger Agreement and the Merger. The parties acknowledge and agree that neither Parent, nor Parent's successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to the Shareholder in connection with or as a result of any voting by Parent of the Securities subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the shareholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Securities in furtherance of its own interests, and Parent is not acting as a fiduciary for the Shareholder.

                  (b) Notwithstanding the foregoing grant to Parent of the irrevocable proxy, if Parent elects not to exercise its rights to vote the Securities pursuant to the irrevocable proxy, Shareholder agrees to vote the Securities during the term of this Agreement in favor of or give its consent to, as applicable, a proposal to adopt and approve the Merger Agreement and the Merger as described in Section 1.4(a) at any annual, special or other meeting or action of the shareholders of the Company, in lieu of a meeting or otherwise.

                  (c) This irrevocable proxy shall not be terminated by any act of the Shareholder or by operation of law, whether by the death or incapacity of the Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If between the execution hereof and the Termination Date, Shareholder should die or become incapacitated, or if any trust or estate holding the Securities should be terminated, or if any corporation or partnership holding the Securities should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates representing the Securities shall be delivered by or on behalf of Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had

                                     III-3
     not occurred, regardless of whether or not the Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

           1.5 TENDER OF SECURITIES. Shareholder agrees, in exchange for the consideration described in the Merger Agreement, to tender the Securities to Sub in the Offer as soon as practicable following the commencement of the Offer, and in any event not later than five (5) business days following the commencement of the Offer, and Shareholder shall not withdraw any Securities so tendered unless the Offer is terminated.

           1.6 PUBLIC ANNOUNCEMENT. Shareholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by Law, including any filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Section 1.6 shall terminate and be null and void upon the earlier of (i) the Termination Date and
(ii) consummation of the Merger.

           1.7 DISCLOSURE. Shareholder hereby authorizes Parent and Sub to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the American Stock Exchange or any other national securities exchange and in the Offer Documents and, if necessary, the Proxy Statement (each as defined in the Merger Agreement), (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Sub hereby authorize Shareholder to make such disclosure or filings as may be required by the SEC or the NASDAQ or any other national securities exchange. Notwithstanding the foregoing, Parent and Sub will not publish or disclose in any press release the identity of Shareholder without the prior consent of Shareholder, such consent not to be unreasonably withheld.

           1.8 MATTERS PERTAINING TO COMPANY CONVERTIBLE PREFERRED STOCK. Reference is hereby made to that certain Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock to the Company's certificate of incorporation filed with the Secretary of State of the State of Delaware on or about May 7, 2002 (as originally adopted and as the same may have been or may be amended, modified, supplemented or restated from time to time in accordance with its terms, the "Certificate of Designations"). With respect to any shares of Company Convertible Preferred Stock held
(beneficially or of record) by the Shareholder, the Shareholder hereby irrevocably acknowledges and agrees with the following solely in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement: (i) the Offering constitutes a Deemed Liquidation (as defined in Section 5(c) of the Certificate of Designations) and such Shareholder irrevocably waives the right to receive any amounts under Section 5(a) of the Certificate of Designations; (ii) such Shareholder waives such Shareholder's "opt out" right set forth in the second sentence of Section 5(c) of the Certificate of Designations; (iii) such Shareholder elects to receive the amounts payable with respect to such Shareholder's shares of Company Convertible Preferred Stock under the Merger Agreement (and not the amounts described in clause (i) of the third sentence of Section 5(c) of the Certificate of Designations); (iv) such Shareholder waives the right to any notice under Section 5(d) of the Certificate of Designations; (v) such


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

Shareholder waives the rights provided to such Shareholder under Section 6 of the Certificate of Designations; and (vi) such Shareholder consents to the Offer, the Merger and the other transactions contemplated by the Merger Agreement for all purposes under Section 9 of the Certificate of Designations. The foregoing consents and waivers shall be irrevocable at all times prior to the Termination Date.

     2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder hereby represents and warrants to Parent and Sub, as of the date hereof and as of the date Sub purchases shares of Company Capital Stock pursuant to the Offer, that:

           2.1 OWNERSHIP. Shareholder has good and marketable title to, and is the sole legal and beneficial owner of the Securities, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever, other than those arising under the securities laws or under the Company's governance documents or under any Registration Rights Agreement between the Company and Shareholder (collectively, "Liens"). At the time Sub purchases shares of Company Capital Stock pursuant to the Offer, Shareholder will transfer and convey to Parent or its designee good and marketable title to the shares of Company Capital Stock included in the Securities, free and clear of all Liens created by or arising through Shareholder.

           2.2 AUTHORIZATION. Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to the Securities with no restrictions on its voting rights or rights of disposition pertaining thereto. Shareholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms. If the Shareholder is married and the Securities constitute community property, this Agreement has been duly authorized, executed and delivered by the Shareholder's spouse, and this Agreement is a legal, valid and binding agreement of the Shareholder's spouse, enforceable against the Shareholder's spouse in accordance with its terms.

           2.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require the Shareholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings with the SEC pursuant to the Exchange Act, or (b) violate, or cause a breach of or default under, or conflict with any contract, agreement or understanding, any Law binding upon the Shareholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have an adverse effect on the Shareholder's ability to satisfy its obligations under this Agreement. No proceedings are pending which, if adversely determined, will have an adverse effect on any ability to vote or dispose of any of the Securities. The Shareholder has not previously assigned or sold any of the Securities to any third party.

           2.4 SHAREHOLDER HAS ADEQUATE INFORMATION. Shareholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has

                                     III-5
independently and without reliance upon either Sub or Parent and based on such information as Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Shareholder acknowledges that neither Sub nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Shareholder acknowledges that the agreements contained herein with respect to the Securities by Shareholder are irrevocable (prior to the Termination Date), and that Shareholder shall have no recourse to the Securities, Parent or Sub, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

           2.5 NO SETOFF. The Shareholder has no liability or obligation related to or in connection with the Securities other than the obligations to Parent and Sub as set forth in this Agreement. There are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company or the Shareholder to reduce the amount of the Securities or affect the validity or enforceability of the Securities.

           2.6 NO AMOUNTS PAYABLE TO SHAREHOLDER. Except as disclosed in the Merger Agreement, there are no amounts due or payable by the Company or any Company Subsidiary to the Shareholder or any of its affiliates or associates in connection with the transactions contemplated by the Merger Agreement or this Agreement or otherwise (other than any payments required under the Merger Agreement solely in exchange for equity securities of the Company).

     3. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub hereby represent and warrant to Shareholder, as of the date hereof that:

           3.1 AUTHORIZATION. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent and Sub have duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms.

           3.2 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or cause a breach of or default under, any contract or agreement, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Parent or Sub, except for such violations, breaches or defaults which are not reasonably likely to have a material adverse effect on either Parent's or Sub's ability to satisfy its obligations under this Agreement.

     4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Shareholder, Parent and Sub contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

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

     5. SPECIFIC PERFORMANCE. Shareholder acknowledges that Sub and Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sub and Parent upon the breach by Shareholder of such covenants and agreements, Sub and Parent shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

     6.    MISCELLANEOUS.

           6.1 TERM. This Agreement and all obligations hereunder shall terminate upon the earlier of (i) the day after the Merger is consummated, (ii) December 31, 2007, (iii) the date of any modification, waiver or amendment to the Merger Agreement in a manner that reduces the amount and form of consideration payable thereunder to the Shareholder, and (iv) the termination of the Merger Agreement pursuant to Section 8.1 thereof (the earliest of (i), (ii), (iii) and (iv), the "Termination Date").

           6.2 FIDUCIARY DUTIES. Notwithstanding anything in this Agreement to the contrary: (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder's capacity as a record holder and beneficial owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder or any Representative of the Shareholder, as applicable, serving on the Company Board of Directors or on the board of directors of any Company Subsidiary or as an officer or fiduciary of the Company or any of Company Subsidiary, acting in such person's capacity as a director, officer or fiduciary of the Company or any Company Subsidiary.

           6.3 EXPENSES. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement. Each of the parties hereto warrants and covenants to the others that it will bear all claims for brokerage fees attributable to action taken by it.

           6.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

           6.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

           6.6 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           6.7 ASSIGNMENT. Without limitation to Section 1.1, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; PROVIDED, HOWEVER, that each of Parent and Sub may freely assign its rights to another direct or

                                     III-7
indirect wholly owned subsidiary of Parent or Sub without such prior written approval but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Any purported assignment requiring consent without such consent shall be void.

           6.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

           6.9 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:


     (a)   If to Parent       Genzyme Corporation
           or Sub:            500 Kendall Street
                              Cambridge, Massachusetts  02142
                              Attention: Earl M. Collier, Jr.
                              Facsimile: (617)-252-7600
                              Email: duke.collier@genzyme.com

           with a copy to:    Ropes & Gray LLP
                              One International Place
                              Boston, MA 02110
                              Attention: Paul Kinsella
                              Facsimile: (617) 951-7050
                              Email:  paul.kinsella@ropesgray.com

     (b)   If to Shareholder, to the addresses indicated on Schedule I hereto.

Any party may by notice given in accordance with this Section 6.9 to the other parties to designate updated information for notices hereunder.

           6.10 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

           6.11 ENFORCEABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and, absent agreement among the parties, a court is authorized to so modify this Agreement.

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

           6.12 FURTHER ASSURANCES. From time to time, at Parent's request and without further consideration, Shareholder shall execute and deliver to Parent such documents and take such action as Parent may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Parent good, valid and marketable title to the Securities, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Securities.

           6.13 REMEDIES NOT EXCLUSIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

           6.14 DIVIDEND RIGHTS. For the avoidance of doubt, until the Acceptance Date, the Shareholder shall retain all rights to any dividends payable on the Company Convertible Preferred Stock.

           6.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


            [THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]



                                     III-9

         IN WITNESS WHEREOF, Parent, Sub and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                                       GENZYME CORPORATION

                                       By: /s/ Peter Wirth
                                           ----------------------------------
                                       Name:  Peter Wirth
                                       Title: Executive Vice President,
                                              Chief Legal Officer & Secretary


                                       WICHITA BIO CORPORATION

                                       By: /s/ Peter Wirth
                                           ----------------------------------
                                       Name:  Peter Wirth
                                       Title: Vice President & Secretary


                                       SHAREHOLDER:
                                       PERSEUS-SOROS BIOPHARMACEUTICAL FUND, LP

                                       By: /s/ Jay A. Schoenfarber
                                           ----------------------------------
                                       Name:  Jay A. Schoenfarber
                                       Title: Attorney-in-Fact



                                    III-10

                                  SCHEDULE I TO
                         THE TENDER AND VOTING AGREEMENT

1.   Securities held by Shareholder:
                                                         WARRANTS TO   SHARES OF SERIES A
                                             OPTIONS TO  PURCHASE      CONVERTIBLE
                                             PURCHASE    COMMON        PARTICIPATING
SHAREHOLDER         SHARES OF COMMON STOCK   STOCK       STOCK         PREFERRED STOCK
Perseus-Soros
BioPharmaceutical
Fund, L.P.                       3,375,044            0       75,009            2,250,000


2. Address to which notices or other communications are to be sent in accordance with Section 6.9 of this Agreement:

           Shareholder:         Perseus-Soros BioPharmaceutical Fund, L.P.
                                888 Seventh Avenue, 30th Fl.
                                New York, New York 10106
                                Attn:      Dennis Purcell
                                Facsimile: (212) 651-6379
                                Email: dpurcell@aislingcapital.com

           with a copy (which shall not constitute notice) to:

                                McKee Nelson LLP
                                One Battery Park Plaza
                                New York, NY 10004
                                Attn:      Todd A. Finger, Esq.
                                Facsimile: (917) 777-4299
                                Email:     TFinger@McKeeNelson.com

           and with a copy to:  Goodwin Procter LLP
                                53 State Street
                                Exchange Place
                                Boston, MA  02109
                                Attn:       Christopher J. Denn
                                Telephone:  (617) 570-8717
                                Facsimile:  (617) 523-1231
                                Email: cdenn@goodwinprocter.com

                                Attn:       James R. Kasinger
                                Telephone:  (617) 570-1104
                                Facsimile:  (617) 523-1231
                                Email: jkasinger@goodwinprocter.com


                                    III-11